EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-139178) pertaining to the Nonqualified Deferred Compensation Plan of Live Nation, Inc.

2)	Registration Statement (Form S-8 No. 333-132949) pertaining to the 2005 Stock Incentive Plan of Live Nation, Inc.;

of our report dated February 28, 2007, except for the first paragraph of Note B, and Note P, as to which the date is January 25, 2008, with respect to the consolidated financial statements of Live Nation, Inc., included in this Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP

Los Angeles, California

January 25, 2008